Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports second quarter 2018 financial results

•	Net sales of approximately $4.1 billion, up nearly 9 percent versus prior year

•	Reported earnings per diluted share from continuing operations of $1.51

•	Second quarter adjusted earnings per diluted share from continuing operations of $1.90, up nearly 6 percent from prior year, including benefit of lower tax rate

•	Sales volume growth of more than 3 percent

•	Continued to achieve higher selling prices; partially offsetting persistent raw material and heightened logistics cost inflation

•	Initiated new restructuring program targeting about $85 million in annual cost savings

•	Share repurchases of about $460 million in the second quarter and $1.1 billion year to date

PITTSBURGH, July 19, 2018 - PPG (NYSE:PPG) today reported second quarter 2018 net sales of about $4.1 billion, up nearly 9 percent versus the prior year. Net sales in local currencies grew approximately 6 percent year-over-year aided by higher selling prices of more than 2 percent, sales volume growth of more than 3 percent and acquisition-related sales, net of divestitures, of nearly 1 percent. Favorable foreign currency translation improved net sales by more than 2 percent, or about $93 million.

Second quarter 2018 net income from continuing operations was $371 million, or $1.51 per diluted share. Second quarter 2018 adjusted net income from continuing operations was $468 million, or $1.90 per diluted share. Adjusted net income excludes after-tax charges for business restructuring of $63 million, or 25 cents per diluted share; accelerated depreciation associated with restructuring actions of $4 million, or 2 cents per diluted share; continued cost realignment following a previously announced customer assortment change of $8 million, or 3 cents per diluted share; a legacy legal settlement of $8 million, or 3 cents per diluted share; an impairment of a non-manufacturing asset of $7 million, or 3 cents per diluted share; and costs associated with the Company’s recent accounting investigation of $7 million, or 3 cents per diluted share. The reported and adjusted effective tax rates for the quarter were approximately 22 percent. The company’s effective tax rate is expected to vary from quarter to quarter, and is expected to be in the range of 23-to-24 percent for the full year.

Second quarter 2017 net income from continuing operations was $497 million, or $1.92 per diluted share. Second quarter 2017 adjusted net income from continuing operations was $465 million, or $1.80 per diluted share. Adjusted net income excludes an after-tax gain from the sale of the Mexican Plaka wallboard business of $24 million, or 9 cents per diluted share; a benefit from a legacy legal settlement of $11 million, or 4 cents per diluted share; and after-tax transaction-related costs of $3 million, or 1 cent per diluted share. The reported and adjusted effective tax rate for the quarter were about 24 percent.

“During the quarter, we delivered strong net sales growth in local currencies of about 6 percent,” said Michael McGarry, PPG chairman and chief executive officer. “This growth was achieved through solid volume growth and higher selling prices. Our sales volumes grew more than 3 percent with solid contributions from both of our reporting segments including higher activity in emerging regions. In Performance Coatings, sales volumes grew nearly 4 percent year-over-year as above-market growth was achieved in aerospace and automotive refinish, and U.S. architectural company-owned stores delivered another strong quarter achieving high-single-digit same-store sales growth. In Industrial Coatings, sales volumes increased nearly 3 percent, led by above-market growth in packaging coatings and continued growth in the automotive OEM and general industrial coatings businesses.

“In the quarter, raw material and logistics costs continued to increase, including the impacts of higher oil prices and the availability of transportation. We are working diligently to offset these cost pressures by collaborating with our customers on selling price initiatives, with our pricing in the quarter increasing more than 2 percent year-over-year. In addition, we initiated a new restructuring program in response to a previously announced customer assortment change in our U.S. architectural coatings business and to further offset cost inflation. We expect that this new restructuring program will deliver annualized savings of approximately $85 million upon full implementation. These savings are in addition to the benefits we are realizing from the restructuring program announced in December 2016. Based on these actions, along with our continued focus on operational excellence, we expect the pace of our margin recovery to accelerate in the second half of 2018.

“As we look ahead, we currently do not anticipate any relief from inflationary cost pressures in the third quarter. We expect aggregate global economic growth to remain positive with end-use market activity comparable to the second quarter, adjusted for traditionally lower seasonal demand. However, uncertainties exist regarding global trade policies, which may create uneven demand by region and in certain industries. Specific to PPG, we expect that the previously announced architectural customer assortment change will lower our third quarter year-over-year sales volume growth rate by between 120 and 150 basis points. We remain confident that our leading-edge technologies and products, which are bringing value to our customers, will facilitate our growth going forward,” McGarry said.

“Finally, we repurchased shares totaling nearly $1.1 billion during the first half of 2018 including approximately $460 million in the second quarter. Our acquisition pipeline remains active and we expect to continue our earnings-accretive cash deployment in the second half of 2018. We are committed to deploying a total of $2.4 billion in 2018 on acquisitions and share repurchases as we remain focused on shareholder value creation,” McGarry concluded.

Second Quarter 2018 Reportable Segment Financial Results

•
Performance Coatings segment second quarter net sales were approximately $2.5 billion, up $199 million, or 9 percent, versus the prior year. Sales in local currencies increased by more than 6 percent driven by higher selling prices and sales volumes. Favorable foreign currency translation increased net sales by $55 million, or more than 2 percent.

Aerospace coatings sales volumes grew slightly more than 10 percent due to continued strong customer demand for PPG products in the U.S. and Asia-Pacific. Automotive refinish coatings organic sales increased year-over-year by a mid-single-digit percentage driven by above-market performance in the U.S. and Canada and the emerging regions. Architectural coatings - Americas and Asia-Pacific organic sales advanced a mid-single-digit percentage year-over-year, with differences by channel and region. In the U.S. and Canada, same store sales in company-owned architectural stores grew by a high-single-digit percentage. Aggregate sales volumes in the national retail (DIY) accounts and independent dealer channels declined a low-single-digit percentage versus the prior year, including the unfavorable partial quarter impact from a customer assortment change. Latin American architectural coatings sales volumes grew by a mid-single-

digit percentage led by Mexico and Central America. Architectural coatings - EMEA sales volumes declined a low-single-digit percentage, in line with expected regional demand but reflecting a sequential improvement over the first quarter. Aggregate protective and marine coatings sales volumes increased by a low-single-digit percentage, with positive contributions from both end-use markets.

Segment income for the first quarter was $428 million, 6 percent higher than the second quarter 2017, including favorable foreign currency translation of $8 million. Segment income grew due to improved sales volumes and higher selling prices, partially offset by raw material and logistics cost inflation.

•
Industrial Coatings segment second quarter net sales were about $1.6 billion, up $128 million, or nearly 9 percent, versus the prior year. Year-over-year sales volumes increased by nearly 3 percent, and favorable foreign currency translation added about $40 million, or less than 3 percent. Selling price increases continued to gain momentum in the second quarter with a greater than a 1 percent year-over-year improvement. Acquisition-related sales were approximately $30 million, or about 2 percent.

Automotive OEM coatings net sales volumes increased a low-single-digit percentage, similar to overall global auto OEM industry builds. General industrial coatings sales volumes posted solid sales volume growth with above-market growth in Europe and emerging regions. Packaging coatings sales volumes grew by a mid-single-digit percentage year-over-year, with above-industry growth rates stemming from continued customer adoption of new PPG technologies.

Segment income for the second quarter was $223 million, down $41 million, or 16 percent, year-over-year, including favorable foreign currency translation of $5 million. Segment income was lower due to elevated raw material and logistics cost inflation, which was partly offset by higher selling prices. Additional selling price initiatives have been secured for the third quarter 2018.

Second quarter corporate expenses were lower due to decreased compensation and benefit costs, including lower pension and other post-employment benefit costs stemming from actions that the company has taken in recent years.

A detailed reconciliation of the reported adjusted figures for the second quarter is included below.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $14.7 billion in 2017. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, July 19. The company will hold a conference call to review its second quarter 2018 financial performance today at 2 p.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/10121641 to register. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, July 19, beginning at approximately 4:30 p.m. ET, through August 2 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode 10121641. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, July 19, 2018, through July 18, 2019.

Forward-Looking Statements
Statements continued herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG Industries’ operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. Such factors also include risks related to the impact of the restatement disclosed in our amended 2017 Annual Report on Form 10-K/A, including the impact on PPG’s reputation and commercial contracts, our ability to successfully remediate the material weakness in our internal control over financial reporting disclosed in our amended Annual Report on Form 10-K/A within the time periods and in the manner currently anticipated, the effectiveness of our internal control over financial reporting, including the identification of additional control deficiencies and further expenditures related to our restatement. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our amended Annual Report on Form 10-K/A are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity. All information in this release speaks only as of July 19, 2018, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of earnings per diluted share from continuing operations and PPG’s effective tax rate from continuing operations adjusted for certain charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Earnings per diluted share from continuing operations and the effective tax rate from continuing operations adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and should not be considered a substitute for earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, earnings per diluted share from continuing operations and the adjusted effective tax rate from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Second Quarter 2018		Second Quarter 2017
	$	EPS	$	EPS
Reported net income from continuing operations, net of income tax (attributable to PPG)	$371	$1.51	$497	$1.92
Costs related to customer assortment change	8	0.03	—	—
Business restructuring charge	63	0.25	—	—
Accelerated depreciation from restructuring actions	4	0.02	—	—
Accounting investigation costs	7	0.03	—	—
Impairment of a non-manufacturing asset	7	0.03	—	—
Legacy legal settlements	8	0.03	(11)	(0.04)
Transaction-related costs	—	—	3	0.01
Gain on sale of the Plaka business	—	—	(24)	(0.09)
Adjusted net income from continuing operations, excluding nonrecurring items	$468	$1.90	$465	$1.80

	Second Quarter 2018			Second Quarter 2017
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$479	$104	21.7%	$659	$157	23.8%
Costs related to a customer assortment change	10	2	24.3%	—	—	—
Business restructuring charge	83	20	24.2%	—	—	—
Accelerated depreciation from restructuring actions	5	1	23.8%	—	—	—
Accounting investigation costs	9	2	24.3%	—	—	—
Impairment of a non-manufacturing asset	9	2	24.3%	—	—	—
Legacy legal settlements	10	2	24.3%	(18)	(7)	37.9%
Transaction-related costs	—	—	—	5	2	37.9%
Gain on sale of Plaka business	—	—	—	(25)	(1)	3.2%
Adjusted effective tax rate, continuing operations, excluding nonrecurring items	$605	$133	22.0%	$621	$151	24.3%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
		As Restated		As Restated
Net sales	$4,131	$3,804	$7,912	$7,290
Cost of sales, exclusive of depreciation and amortization	2,379	2,083	4,560	3,985
Selling, general and administrative	945	876	1,851	1,751
Research and development - net	114	112	226	221
Depreciation	91	81	178	160
Amortization	34	32	70	63
Interest expense	31	26	57	51
Interest income	(7)	(4)	(12)	(8)
Business restructuring charge	83	—	83	—
Pension settlement charge	—	—	—	22
Other income - net (Note A)	(18)	(61)	(1)	(60)
Income from continuing operations before income taxes	$479	$659	$900	$1,105
Income tax expense	104	157	191	267
Income from continuing operations, net of income taxes	$375	$502	$709	$838
Income from discontinued operations, net of income taxes	—	(1)	6	5
Net income attributable to the controlling and noncontrolling interests	$375	$501	$715	$843
Less: Net income attributable to noncontrolling interests	(4)	(5)	(10)	(10)
Net income (attributable to PPG)	$371	$496	$705	$833

Amounts attributable to PPG:
Income from continuing operations, net of income tax	$371	$497	$699	$828
Income from discontinued operations, net of income tax	—	(1)	6	5
Net income (attributable to PPG)	$371	$496	$705	$833

Earnings per common share (attributable to PPG)
Income from continuing operations, net of income tax	$1.51	$1.93	$2.83	$3.22
Income from discontinued operations, net of income tax	—	—	0.02	0.02
Net income (attributable to PPG)	$1.51	$1.93	$2.85	$3.24

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of income tax	$1.51	$1.92	$2.81	$3.19
Income from discontinued operations, net of income tax	—	—	0.02	0.02
Net income (attributable to PPG)	$1.51	$1.92	$2.83	$3.21

Average shares outstanding	244.9	257.1	247.4	257.4

Average shares outstanding - assuming dilution	246.4	259.0	248.9	259.3

Note A:
Other income during the three and six months ended June 30, 2017 includes a pre-tax gain of $25 million on the sale of the Mexican Plaka business and income of $18 million from a legal settlement.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2018	2017	2017 (a)
			As Restated
Current assets:
Cash and cash equivalents	$1,020	$1,436	$1,569
Short-term investments	63	55	48
Receivables - net	3,438	2,903	3,191
Inventories	1,956	1,730	1,766
Assets held for sale	—	—	177
Other	402	353	390
Total current assets	$6,879	$6,477	$7,141

Current liabilities:
Short-term debt and current portion of long-term debt	$22	$12	$619
Accounts payable and accrued liabilities	3,893	3,781	3,656
Restructuring reserves	132	102	115
Liabilities held for sale	—	—	54
Total current liabilities	$4,047	$3,895	$4,444

Long-term debt	$5,048	$4,134	$3,998

(a) Assets and liabilities of PPG's former Glass segment are classified as held for sale as of June 30, 2017. The North American fiber glass business was sold on September 1, 2017.

PPG OPERATING METRICS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2018	2017	2017 (b)
			As Restated
Operating Working Capital (a)	$2,699	$2,071	$2,466
As a percent of quarter sales, annualized	16.3%	14.1%	16.2%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.
(b) Assets and Liabilities held for sale have been excluded.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
		As Restated		As Restated
Net sales
Performance Coatings	$2,498	$2,299	$4,658	$4,316
Industrial Coatings	1,633	1,505	3,254	2,974
Total	$4,131	$3,804	$7,912	$7,290

Segment income
Performance Coatings	$428	$405	$708	$689
Industrial Coatings	223	264	462	540
Total	$651	$669	$1,170	$1,229

Items not allocated to segments
Corporate	(23)	(27)	(66)	(88)
Interest expense, net of interest income	(24)	(22)	(45)	(43)
Legacy (Note A)	1	1	5	(5)
Business restructuring charge	(83)	—	(83)	—
Accelerated depreciation related to restructuring actions	(5)	—	(5)	—
Legacy legal settlements	(10)	18	(10)	18
Accounting investigation costs	(9)	—	(9)	—
Impairment of a non-manufacturing asset	(9)	—	(9)	—
Costs related to customer assortment change	(10)	—	(14)	—
Environmental remediation charges	—	—	(34)	—
Gain on sale of Mexican Plaka business	—	25	—	25
Transaction-related costs	—	(5)	—	(9)
Pension settlement charge	—	—	—	(22)
Income before income taxes	$479	$659	$900	$1,105

Note A:
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges and recoveries for legal matters and environmental remediation costs, and certain other charges and income which are not associated with PPG's current business portfolio.

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